Exhibit 1

North American Palladium Reports Voting Results from Meeting of Debentureholders and Annual & Special Meeting of Shareholders

Toronto, Ontario, July 30, 2015 — North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (OTC MKT: PALDF) released today the final voting results of the Meeting of Debentureholders and the Annual & Special Meeting of Shareholders.  Both meetings were held on July 30, 2015 in Toronto, Ontario.  The Company also provided an update on the planned reconstitution of its Board of Directors upon closing of the plan of arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act, which Arrangement is more particularly described in the management proxy circular of the Company dated June 30, 2015 (the “Circular”).

As indicated by the voting results below, the Arrangement was approved at the meetings and it is anticipated that closing will occur on August 6, 2015.

At the Meeting of Debentureholders, the following matter was voted on:

1. Approval of Arrangement

Debentureholders approved the resolution approving the Arrangement. The results were as follows:

Votes For	Percent	Votes Against	Percent
26,169	97.56%	655	2.44%

At the Annual & Special Meeting of Shareholders, the following matters were voted on:

1. Election of Directors

The following five nominees were appointed as directors of the Corporation to serve until the next annual meeting of shareholders of the Corporation, or until their successors are elected or appointed. The results were as follows:

Name of Nominee	Votes For	Percent	Votes Withheld	Percent
André J. Douchane	34,930,326	81.43%	7,967,418	18.57%
Alfred J. Hills	35,162,073	81.97%	7,735,671	18.03%
John W. Jentz	35,126,104	81.88%	7,771,640	18.12%
Robert J. Quinn	35,311,905	82.32%	7,585,839	17.68%
William J. Weymark	35,213,942	82.09%	7,683,802	17.91%

All of these individuals, other than John W. Jentz, will resign on closing of the Arrangement and the Board of Directors will be reconstituted as described below.

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2. Appointment of Auditors

KPMG LLP, were re-appointed as auditors of the Corporation to hold office until the next annual meeting, and the directors were authorized to set their remuneration. The results were as follows:

Votes For	Percent	Votes Withheld	Percent
170,830,629	91.55%	15,765,117	8.45%

3. Approval of Arrangement

Shareholders approved the resolution approving the Arrangement. The results were as follows:

Votes For	Percent	Votes Against	Percent
34,927,525	80.63%	8,391,721	19.37%

The formal Report of Voting Results with respect to all matters voted upon at the meetings will be filed with the Canadian securities regulatory authorities shortly.

Board of Directors Reconstitution Update

In accordance with the recapitalization agreement entered into between the Corporation and Brookfield Capital Partners Ltd. (“Brookfield”), the Board of Directors will be reconstituted on closing of the Arrangement to include the five directors listed below. One of the directors, John W. Jentz, is currently an independent director of the Corporation. The other directors are all independent except J. Peter Gordon and David Nowak, who are Managing Partners of Brookfield, which will be the principal shareholder of the Corporation following closing. Mr. Gordon will also serve as the Chairman of the Board. The directors will hold office until the next annual meeting of the Corporation.

J. Peter Gordon (Non-independent) (Chairman) — Mr. Gordon is a Managing Partner at Brookfield Asset Management Inc. (“Brookfield Asset Management”) and has responsibility for the portfolio management team within Brookfield Asset Management’s private equity group. Mr. Gordon has 30 years of industry experience in operations and finance with Brookfield companies. He currently serves on the Boards of Directors for Norbord Inc. and Maax Bath Inc. He holds an engineering degree from Queen’s University and an MBA from the University of British Columbia.

David Nowak (Non-independent) - Mr. Nowak is a Managing Partner at Brookfield Asset Management and has responsibility for transaction origination and execution for Brookfield Asset Management’s private equity group.  Prior to joining Brookfield Asset Management in 2011, he was a principal at a Toronto-based private equity firm.  He holds a Bachelor of Laws from the University of Western Ontario and an MBA from Duke University where he graduated as a Fuqua Scholar.

John W. Jentz (Independent) - Mr. Jentz is a financial and mining professional with 20 years’ experience in corporate finance and mergers and acquisitions in both public and private markets. Mr. Jentz is currently Managing Director, Investment Banking at Clarus Securites Inc., a research driven institutional investment dealer. He leads the mining group in equity underwritings and M&A assignments. Prior to that, Mr. Jentz has worked in global investment banking firms such as Bear, Stearns & Co. Inc. and independent Canadian firms such as

Westwind Partners Inc. Mr. Jentz is a CA and CPA in good standing with the Canadian Institute of Chartered Accountants. Mr. Jentz earned an MBA from McMaster University with a focus on Finance and Marketing.

Dean Chambers (Independent) — Mr. Chambers is a financial executive and professional engineer with over 35 years of business, technical, and financial experience. Mr. Chambers is currently Executive Vice President and Chief Financial Officer at Sherritt International Corporation (“Sherritt”), a major resource company involved in the production of nickel, cobalt, oil and electricity.  Mr. Chambers recently announced his retirement from Sherritt to be effective March 31, 2016.  Mr. Chambers previously worked at mining and chemical firms including Dynatec Corporation, Falconbridge Limited and The Dow Chemical Company. Mr. Chambers holds a Bachelor of Engineering and Management from McMaster University.

Greg Fauquier (Independent) - Mr. Fauquier is a mining engineer with a broad range of management skills covering both mine and process operations, as well as development, together with experience in both open pit and underground operations. Mr. Fauquier recently retired as the Global Managing Director for Hatch Ltd., a consulting engineering and project implementation company, where he was responsible for mining and mineral processing, as well as the operational services. Prior to his employment at Hatch Ltd., Mr. Fauquier was the Senior Vice President of Barrick Gold Corporation where he was responsible for the U.S. and Peruvian operations. Mr. Fauquier holds a B.Sc. Mining from Queen’s University.

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The words ‘planned’, ‘preliminary’, ‘believe’, ‘forecast’, ‘will’, ‘anticipate’, ‘expect’, ‘would’, ‘could’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: information pertaining to the Company’s strategy, plans or future financial or operating performance, such as statements with respect to the Arrangement, the planned reconstitution of the Board of Directors, and other statements that express management’s expectations of future performance. Forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: uncertainty regarding the ability to consummate the Arrangement.  For more details on these and other risk factors see the Company’s most recent Annual Information Form/Form 40-F on file with Canadian provincial securities regulatory authorities and the SEC.

Forward-looking statements are also based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release include, but are not limited to: that the Company will be able to consummate the Arrangement on the terms described, the Company’s ability to continue normal business operations at its Lac des Iles mine, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no significant disruptions affecting operations, and that prices for key mining and construction supplies will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (“LDI”) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the TSX under the symbol PDL and on the OTC Pink under the symbol PALDF.

For further information, please contact:

North American Palladium Ltd.

John Vincic

Investor Relations

Telephone: 416-360-7374

Email: jvincic@nap.com

www.nap.com